EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK
($0.001 PAR VALUE PER SHARE) OF

CENTIV, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

I, John P. Larkin, President of CENTIV, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, do hereby certify that:

A.                                   The Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), in one or more series, and further authorizes the Board of Directors to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, full or limited, if any, and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions appertaining thereto.

B.                                     A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Board of Directors on March 27, 2003 pursuant to authority expressly conferred on the Board of Directors by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:

RESOLVED:  that the Board of Directors, pursuant to authority expressly vested in it by Section B of the ARTICLE  FOURTH of the Certificate of Incorporation (the “Certificate of Incorporation”) of Centiv, Inc. (the “Corporation”), hereby authorizes the issuance of a series of convertible preferred stock of the Corporation and hereby establishes the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as “this resolution” or “this Certificate of Designations”, is to be filed as part of a Certificate of Designations under Section 151 of the Delaware General Corporation Law):

(1)                                  Number and Designation.  One million (1,000,000) shares of the Preferred Stock of the Corporation shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

(2)                                  Liquidation.

                                                (a)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to two (2) times the Series B Initial Stated Value (as defined below) for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (the “Series B Liquidation Amount”) before any payment shall be made or any assets distributed to the holders of Corporation’s common stock, $.001 par value (“Common Stock”) or Series A Convertible Preferred Stock, $.001 par value (“Series A Preferred Stock”).  The “Series B Initial Stated Value” is $5.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing date hereof). If the assets of the Corporation, or the proceeds thereof, are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets, or the proceeds thereof, in accordance with the amount which would have been payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock are entitled were paid in full.

                                                (b)                                 For the purposes of this paragraph (2), any of the following, if approved by a majority of the outstanding shares of the Corporation’s capital stock entitled to vote thereon excluding the Series B Preferred Stock, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary:

(i)                                     the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any recapitalization, merger or consolidation but excluding (a) any merger effected exclusively for the purpose of changing the domicile of the Corporation or (b) any transaction if the Corporation’s stockholders of record as constituted immediately prior to such acquisition hold more than 50% of the voting power, and 50% of the Common Stock on a fully diluted basis, of the surviving or acquiring entity);

(ii)                                  a sale of all or substantially all of the assets or shares of stock of the Corporation;

(iii)                               the acquisition by the Corporation of another entity by means of any transaction or series of related transactions in which the Corporation is the surviving entity (including, without limitation, any recapitalization, acquisition of substantially all of such entity’s assets, merger or consolidation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition continue to hold more than 50% of the voting power, and 50% of the Common Stock on a fully diluted basis, of the Corporation after such acquisition);

(iv)                              any recapitalization or reorganization of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such recapitalization or reorganization continue to hold more than 50% of the voting power, and 50% of the Common Stock on a fully diluted basis, of the Corporation after such acquisition; or

(v)                                 a liquidation, dissolution or winding up of a subsidiary of the Corporation or corresponding actions with respect to b(i) - b(iv) above taken by a subsidiary of the Corporation, the result of which could affect the holders of the Series B Preferred Stock.

(3)                                  Dividends.

                                                (a)                                  From and after April 1, 2004, the holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, and out of any funds legally available therefor, cumulative dividends at the annual rate of $0.40 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing date hereof).  Dividends on the Series B Preferred Stock shall accumulate and accrue daily based on a 360-day year, beginning on April 1, 2004, whether or not earned or declared and shall be payable on the last day of each calendar quarter thereafter.  Dividends accruing on each share of Series B Preferred Stock shall be added to the Series B Liquidation Amount as they accrue and will remain a part thereof until such dividends are paid as provided herein.

                                                (b)                                 The holders of shares of Series B Preferred Stock shall be entitled to receive on an as-converted basis, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, to the extent as, on the same basis as, at the same rate as, and contemporaneously with, cash dividends when, as and if declared by the Board of Directors with respect to shares of any Common Stock and/or Series A Preferred Stock; provided, however, that no such dividends shall be paid unless and until such time as all dividends provided for in paragraph 3(a) have been paid in cash to the holders of Series B Preferred Stock.

                                                (c)                                  So long as any shares of Series B Preferred Stock are outstanding, no shares of Common Stock or Series A Preferred Stock shall be purchased, redeemed or acquired by the Corporation or any subsidiary thereof and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to (i) the purchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, including, without limitation, the termination of employment by or service to the Corporation or any subsidiary, or (ii) the conversion of shares of Series A Preferred Stock into Common Stock or the exchange of shares of Series A Preferred Stock for shares of Series B Preferred Stock.

(4)                                  Conversion.

                                                (a)                                  Each share of Series B Preferred Stock shall be convertible into shares of Common Stock in accordance with the provisions of this Section 4.  Conversion shall occur: (i) at the option of the holder at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, or (ii) automatically in the circumstances described in paragraph 4(b).  In the event of such a conversion, the applicable shares of Series B Preferred Stock shall convert into such number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock as is determined by multiplying the number of such applicable shares of Series B Preferred Stock by the Conversion Ratio (as defined below) on the date the certificate is surrendered for conversion in the event of a conversion under clause (i) above or on the date of automatic conversion in the event of a conversion under clause (ii) above.    The “Conversion Ratio” shall be equal to (x) the Series B Initial Stated Value plus the amount of any accrued and unpaid dividends on such shares of Series B Preferred Stock divided by (y) the Conversion Price.  The “Conversion Price” shall initially be $0.50 per share, and shall be subject to adjustment as hereinafter provided.  Accordingly, each one (1) share of Series B Preferred Stock shall initially be convertible into ten (10) shares of Common Stock.

                                                (b)                                 Notwithstanding anything to the contrary herein, each outstanding share of Series B Preferred stock shall automatically convert upon the occurrence of either: (i)  a Conversion Milestone (defined below), or (ii) written consent of holders of 66 2/3% of the outstanding shares of Series B Preferred Stock to convert the outstanding shares of Series B Preferred Stock into Common Stock; provided, however, that an automatic conversion shall only occur if a registration statement under the Securities Act of 1933, as amended, covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is then effective with the Securities and Exchange Commission. “Conversion Milestone” shall mean either (a) the Corporation’s pretax earnings from ongoing operations are equal to or greater than $6 million in the aggregate in any four consecutive fiscal quarters as determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) as applied by the Corporation on the Original Issue Date (as defined below) and the closing trading price of the Corporation’s Common Stock is equal to or greater than $2.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing date hereof) for ten consecutive Trading Days (as defined below) or (b) upon a closing of a “firm commitment” underwritten public offering of Common Stock in which the public offering price per share of Common Stock is at least equal to 3 times the then-applicable Conversion Price for the Series B Preferred Stock, and which offering results in gross proceeds to the Company of not less than $15 million. “Trading Day” shall mean a business day on which at least 50,000 shares of Common Stock are traded on the principal United States securities exchange or automated quotation system on which such security is listed or traded.

                                                (c)                                  Before any holder of Series B Preferred Stock shall be entitled to receive a certificate or certificates for shares of Common Stock upon conversion, such holder shall surrender the certificate or certificates for the holder’s shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and, unless such conversion is automatic pursuant to clause (b) above, shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made (i) in the case such conversion is automatic pursuant to clause (b) above, upon the date that the Corporation provides a notice to the holders of Series

B Preferred Stock certifying that the conditions for automatic conversion have been satisfied (which must, in the case of a conversion as a result of the achievement of a Conversion Milestone, include a certificate signed by the Corporation’s independent auditors certifying the achievement of such Conversion Milestone), and (ii) in all other cases, immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted (in either case, the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or record holders of such shares of Common Stock on such date.

                                                (d)                                 All shares of Series B Preferred Stock which have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holders thereof, subject to the provisions of clause (c) of this paragraph (4), to receive shares of Common Stock in exchange therefor.

                                                (e)                                  (i)  For the purposes of this clause (e), the following definitions shall apply:

                                                                                                                                                (A)                              “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities (as defined below);

                                                                                                                                                (B)                                “Original Issue Date” shall mean the date on which a share of Series B Preferred Stock was first issued;

                                                                                                                                                (C)                                “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Additional Shares of Common Stock; and

                                                                                                                                                (D)                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to clause (e)(iii) hereof, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                                                                                                                                                                                (I)                                    upon conversion of shares of Series B Preferred Stock;

                                                                                                                                                                                          (II)                                to officers, directors or employees of, or consultants to, the Corporation pursuant to stock options, purchase rights or other grants approved by the Board of Directors of the Corporation;

                                                                                                                                                                                            (III)                            as a dividend or distribution on shares of the Series B Preferred Stock;

                                                                                                                                                                                            (IV)                            for which adjustment of the Conversion Price is made pursuant to clause (j) or (k) of this paragraph (4);

                                                                                                                                                                                                (V) in connection with collaborations, joint ventures or other forms of association, provided that the principal purpose of such relationship is not financing the Corporation’s business; or

                                                                                                                                                                                                (VI) in connection with obtaining bank or lease financing.

                                                                                                (ii)  Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subclause (e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

                                                                                                (iii)  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                                                                                                                                                                                                                                (1)                                  no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                                                                                                                                                                                                                                (2)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series B Preferred Stock);

                                                                                                                                                                                                                                                (3)                                  upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                                                                                                                                                                                                                                                                (A)                              in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                                                                                                                                                                                                                                                                                (B)                                in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                                                                                                                                                                                                                                (4)                                  no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date (before adjustment) and (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                                                                                                                                                                                                                                (5)                                  in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustments of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                                                                                                                                                    (iv)                  Subject to the approval of the Corporation’s stockholders of the issuance of the Series B Preferred Stock, in the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subclause (e)(iii) hereof) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share at which such Additional Shares of Common Stock are issued or deemed to be issued, and the resulting Conversion Price shall thereafter be subject to further adjustment from time to time pursuant to this subclause (e)(iv).

                                                                                                                                                    (v)                     For purposes of this clause (e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                                                                                                                                                                                                                                (1)                                  If such consideration consists of cash and property, such consideration shall:

                                                                                                                                                                                                                                                                                                (A)                              insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                                                                                                                                                                                                                                                                                (B)                                insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                                                                                                                                                                                                                                                                                (C)                                in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                                                                                                                                                                                                                                (2)                                  If such consideration consists of Options and Convertible Securities, the consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subclause (e)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                                                                                                                                                                                                                                                                                                (A)                              The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                                                                                                                                                                                                                                                                                (B)                                the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                                                                                                                                                (f)                                    In case:

                                                                                                                                                    (i)                         the Corporation shall declare a dividend (or any other distribution) on Common Stock payable otherwise than in cash out of its retained earnings; or

                                                                                                                                                    (ii)                      the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                                                                                                                                                    (iii)                   of any reclassification of the Common Stock (other than a subdivision, split or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                                                                                                                                                    (iv)                  of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (or any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to paragraph 2(b));

then the Corporation shall cause to be mailed to each holder of shares of Series B Preferred Stock at its address as shown on the books of the Corporation, at least 30 days (or 20 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                                                                                                                                                (g)                                 For the purposes of this paragraph (4), the term “Common Stock” shall mean (i) the class of stock designated as the Common Stock of the Corporation on the date of this Certificate of Designations, and (ii) any other class of common stock, including any class resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value or from par value to no par value.

                                                                                                                                                (h)                                 No fractional share of Common Stock, or scrip representing a fractional share, shall be issuable upon the conversion of any Series B Preferred Stock.  If a certificate or certificates representing more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by certificates so surrendered.  If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Series B Preferred Stock, the Corporation shall pay, in lieu thereof, in cash the Conversion Price thereof as of the business day immediately preceding the date of such conversion.

                                                                                                                                                (i)                                     Such number of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Series B Preferred Stock.

                                                                                                                                                (j)                                     If the Corporation shall at any time or from time to time effect a subdivision or stock split of the outstanding Common Stock, the Conversion Price of the Series B Preferred Stock then in effect immediately before that subdivision or stock split shall be proportionately decreased.  If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price of the Series B Preferred Stock then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, stock split or combination, as the case may be, becomes effective.

                                                                                                                                                (k)                                  In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price of the Series B Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of the Series B Preferred Stock then in effect by a fraction:

                                                                                                                                                                                                (1)                                  the denominator of which shall be the sum of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

                                                                                                                                                                                                (2)                                  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of Series B Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment or issuance of such dividends or distributions.

                                                                                                                                                (l)                                     In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date, or the record date, of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, all subject to further adjustment as provided herein during such period.

                                                                                                                                                (m)                               If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, exchange, substitution or otherwise, then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                                                (5)                                Redemption.

                                                                                                                                                (a) The Corporation shall have the option to redeem all or any portion of the outstanding shares of Series B Preferred Stock on March 31, 2007 (the “Optional Redemption Date”) at a price per share equal to the Series B Liquidation Amount on the date of redemption (“Redemption Price”). If the Optional Redemption Date is a Saturday, Sunday or legal holiday, then such redemption shall occur on the first business day thereafter.

                                                                                                                                                (b) Not less than 30 nor more than 60 days prior to the Optional Redemption Date, the Corporation shall give written notice by first class mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock, at the address of such holder last shown on the records of the Corporation, notifying such holder whether or not the Corporation had elected to effect a redemption of all or any portion of the outstanding shares of Series B Preferred Stock and, if so, the aggregate number of shares to be redeemed, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation in the manner and at the place designated, its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed on such Optional Redemption Date (the “Redemption Notice”). On or after the Optional Redemption Date, each holder of Series B Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares that are subject to redemption, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. Any redemption of less than all of the shares of Series B Preferred Stock outstanding shall be effected ratably among the holders of such shares based upon the aggregate Redemption Price of such shares held by each such holder.

                                                                                                                                                (c) From and after the Optional Redemption Date, unless there shall have been a default in the timely payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the applicable Redemption Price, upon surrender of their certificate or certificates) and redeemed on such Optional Redemption Date shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

                                                                                                                                                (d) Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred. If fewer than the total number of shares of Series B Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B Preferred Stock will be issued to the holder thereof without cost to such holder within a reasonable time after surrender of the certificate representing the redeemed shares.

                                                                                                                                                (e) Neither the Corporation nor any subsidiary thereof will redeem, purchase or otherwise acquire any shares of Series B Preferred Stock except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of shares of Series B Preferred Stock on the basis of the aggregate Series B Liquidation Amount of such shares of Series B Preferred Stock owned by each such holder.

                                                                                                                                                (f) In the event the Corporation does not redeem all shares of Series B Preferred Stock outstanding on the Optional Redemption Date (a “Redemption By-Pass”), the holders of the Series B Preferred shall have the right to elect a majority of the Board of Directors of the Corporation pursuant to paragraph 6(c).

                                                (6)                                  Voting.

                                                                                                                                                (a)                                  The holders of shares of Series B Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or in the Delaware General Corporation Law.  Each holder of shares of Series B Preferred Stock shall be entitled to ten (10) votes per share of Series B Preferred Stock held by holder (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing date hereof).  The holders of shares of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

                                                                                                                                                (b)                                 So long as at least 165,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing date hereof), the holders of Series B Preferred Stock voting as a class shall be entitled to elect one (1) director.  The remaining directors shall be elected by the holders of the Common Stock and Series B Preferred Stock voting together as a single class.

                                                                                                                                                (c)                                In the event of a Redemption By-Pass, the holders of Series B Preferred Stock shall be entitled to elect the smallest number of directors that shall constitute a majority of the authorized number of directors of the Corporation (including for these purposes any director elected by the Series B Preferred Stock pursuant to paragraph (b)), and the remaining directors shall be elected by vote of all the stockholders of the Corporation, with the Series B Preferred Stock voting on an as-if converted to Common Stock basis. Whenever under the provisions of this paragraph (c) the right shall have accrued to the holders of Series B Preferred Stock to elect a majority of the Corporation’s directors, upon delivery to the Corporation of a written consent of holders of a majority of the voting power of the Series B Preferred Stock designating their nominees to the Board, the authorized number of directors shall automatically without any further action be increased to a number equal to two times the previously authorized number of directors (less any directors then in office elected by the holders of Series B Preferred Stock pursuant to paragraph (b)) plus one, and the directors so elected in the written consent shall effective immediately fill the vacancies created by the creation of such new board seats. Notwithstanding the foregoing, all directors elected as a result of the rights of the holders of Series B Preferred Stock to elect directors as set forth herein shall recuse themselves from (i) any vote to redeem all or a portion of the Series B Preferred Stock pursuant to paragraph (5) hereof, regardless of when such vote is taken, and (ii) any vote to amend the provisions of this sentence.

                                                                                                                                                (d)                               In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose; provided, however, that in the event of a vacancy in the office of a director elected by the holders of Series B Preferred Stock pursuant to paragraph (b), such vacancy may be filled by the vote of a majority of the other directors then in office elected by the holders of the Series B Preferred Stock.  Subject to the applicable provisions of the Delaware General Corporation Law and the special removal rights set forth in paragraph (c) above, any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may, be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

                                                                                                                                                (e)                                  Without the affirmative vote or written consent of the holders of at 50% of the outstanding shares of Series B Preferred Stock (the “Series B Majority Holders”), voting as a separate class, the Corporation shall not:

(i)                                     effect any liquidation, dissolution or winding up (including any deemed liquidation, dissolution or winding up under paragraph 2(c)), or any recapitalization or reorganization

(ii)                                  amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or bylaws, whether by merger, operation of law or otherwise;

(iii)                               amend, alter or repeal any resolution of the Corporation’s Board of Directors or any other instrument establishing and designating the Series B Preferred Stock and any other capital stock of the Corporation, and determining the relative rights and preferences thereof, or take any other action, in each case in such a manner as to effect any adverse change in the rights, privileges, powers or preferences of the holders of the Series B Preferred Stock;

(iv)                              create, authorize, designate, issue or reclassify any class or series of equity securities having a preference over or ranking pari passu with the Series B Preferred Stock;

(v)                                 declare or pay any dividend or distribution with respect to, or redeem, repurchase or otherwise acquire (or establish any sinking fund for such purpose), any shares of the Corporation’s capital stock; provided, however, that the foregoing limitation shall not prohibit the Corporation from declaring or paying dividends on (other than cash dividends on a date other than a Dividend Payment Date), or redeeming shares of, the Series B Preferred Stock to extent contemplated hereunder;

(vi)                              effect any sale, lease or other disposition of assets or securities, or any related series of such transactions, with a value in excess of $100,000 outside the ordinary course of business;

(vii)                           effect any acquisition of assets or securities for consideration with a value in excess of  $100,000 outside of ordinary course of business;

(viii)                        enter into any contract, arrangement or transaction  with any  Affiliate (as defined in the federal securities regulations) of the Corporation in excess of $25,000;

(ix)                                increase the size of the Corporation’s Board;

(x)                                   initiate or settle any litigation involving amounts in controversy in excess of $50,000;

(xi)                                change the nature of the Corporation’s business in any material respect from the Corporation’s existing lines of business;

(xii)                             permit any if its subsidiaries to take any action which, if taken by the Corporation, would require the consent of the Series B Majority Holders; or

(xiii)                          incur indebtedness in excess of $100,000; or

(xiv)                         make any material amendment to the Corporation’s stock option plan or any other equity compensation plan, or establish or reserve for issuance shares under any other stock option or equity compensation plan.

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IN WITNESS WHEREOF, Centiv, Inc. has caused this Certificate of Designations to be signed by its duly authorized President this 31st day of March, 2003.

CENTIV, INC.

By:	/s/ John P. Larkin
John P. Larkin, President